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                                                                   Exhibit 3.246

                        The Commonwealth of Massachusetts
                             William Francis Galvin
                          Secretary of the Commonwealth
              One Ashburton Place, Boston, Massachusetts 02108-1512

                            ARTICLES OF ORGANIZATION
                          (General Laws, Chapter 156B)

                           ARTICLE I The exact name of
                               the corporation is:

                     EmCare Services of Massachusetts, Inc.

                                   ARTICLE II
      The purpose of the corporation is to engage in the following business activities:

transact any lawful business for which corporations may be organized pursuant to the provisions of the Massachusetts General Corporation Law, including but not limited to the provision of management services related to the non-medical aspects of emergency room department staffing and management as well as managed services related to physician practices.

Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on one side only of separate 8 1/2 x 11 seems of paper with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.
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                                   ATTACHMENT

                        Corporations Division Disclaimer

      This corporation shall not engage in any activity which constitutes the practice of medicine as regulated by the Board of Medicine

                                       2
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                                   ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue.

    WITHOUT PAR VALUE                    WITH PAR VALUE
TYPE             NUMBER OF SHARES    TYPE          NUMBER OF SHARES    PAR VALUE
Common:                              Common:            1,000          $    0.01

Preferred:                           Preferred:

                                   ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

                                      None

                                    ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

                                      None

                                   ARTICLE VI

**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

                               See attached rider.

Shareholders shall not be entitled to exercise cumulative voting rights in the election of directors

**If there are no provisions state "None".

Note: The preceding size (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

                                       3
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                                   ARTICLE VII

The effective 'date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

                                  ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization.

a. The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is: c/o National Registered Agents, Inc., 11 Beacon Street, Suite 1300, Boston, MA 02108

b. The name, residential address and post office address of each director and officer of the corporation is as follows:

      NAME              RESIDENTIAL ADDRESS POST OFFICE ADDRESS

President:
Treasurer: See Attached
Clerk:
Directors:
Dir.

c. The fiscal year (i.e.. tax year) of the corporation shall end on the last day of the month of: December

d. The name and business address of the resident agent, if any, of the corporation is: National Registered Agents, Inc., 11 Beacon Street, Suite 1300, Boston, MA 02108

                                   ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above have been duly elected.

      IN WITNESS WHEREOF AND UNDER THE PAINS AND PENALTIES OF PERJURY, I/we, whose signature(s) appear below as incorporator(s) and whose name(s) and business or residential address(es) are clearly typed or printed beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws, Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 9day of April 1998.

/s/ William F. Miller, III
--------------------------
William F. Miller, III

Note: If an existing corporation is acting as incorporator, type in the exact name of the corporation, the state or other jurisdiction where it was incorporated, the name of the person signing on behalf of said corporation and the title he/she holds or other authority by which such action is taken.

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                                    EXHIBIT A

Mandatory Redemption of Shares of Deceased. in the event that a shareholder of the corporation dies or becomes no longer qualified to own shares in the corporation, the corporation shall redeem all of the shares of Common Stock owned by said shareholder for a purchase price of $1.00 per share.

Preemptive Rights. No share shall bear any preemptive right of its shareholder to acquire additional shares.

No Cumulative Voting Rights. The holders of shares of each and every class and series in the corporation shall not be entitled to cumulative voting rights in the election of directors of the corporation, in any and all circumstances.

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                               OFFICERS/DIRECTORS

      Name/SS#                     Position               Residential Address
-------------------------  ---------------------------    --------------------
Leonard M Riggs, Jr., MD.  Chairman of Board,             3920 Euclid Avenue
###-##-####                Chief Executive Officer        Dallas, TX 75205
                           & Director

William F. Miller, III     President & Director           3618 Harvard
###-##-####                                               Dallas, TX 75205

David W. Singley, Jr.      Executive Vice President       558 Lennox Avenue
###-##-####                and Chief Operating Officer    Westfield, NJ 07090

Andrew G. Buck             Vice President, Secretary &    2400 Bluffview Court
###-##-####                Treasurer, Clerk               Arlington, TX 76011

Susan W. Whittaker         Assistant Secretary            8917 Random Road
                                                          Fort Worth, TX 76179

                                       6
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                             CONSENT TO USE OF NAME

      EmCare, Inc., a corporation organized and existing under the laws of the State of Delaware and qualified in the state of Massachusetts, does hereby consent to the use of name and incorporation of EmCare of Massachusetts, Inc. in the state of Massachusetts.

                                                                  EMCARE, INC.

                                           By: /s/ William F. Miller, III
                                               -------------------------------
                                               William F. Miller, III, President

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